Exhibit (a)(1)(I)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS
REJECTING THE ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	BNY Mellon Shareowner Services
Re:	Rejected Election Form Under Starbucks Corporation Stock Option Exchange Offer
Unfortunately, we could not accept your election form under the Starbucks Corporation stock option Exchange Offer for the following reason(s):
___The election form was received after the expiration deadline for the Exchange Offer. We cannot process your election.
___The election form was not properly signed (please note that the election form must be signed exactly as the eligible partner’s name appears on the stock option agreement for the stock options being surrendered. Special rules apply to name changes and to attorneys-in-fact, fiduciaries and other representatives; see Section 3 of the Offer to Exchange document if this applies).
___It is unclear what election was intended and/or you failed to make an election for each eligible stock option grant.
If you wish to participate in the Exchange Offer and the Exchange Offer has not yet expired, please either:
•	Correct the defects noted above on the attached copy of your election form, initial your corrections and deliver it to BNY Mellon Shareowner Services at one of the addresses listed on the election form; or

•	Complete and submit your election online at https://www.corp-action.net/starbucks (you will need the PIN that is provided in the cover letter included in your Exchange Offer packet);
In either case, your election must be received before 5:00 p.m., Pacific, on Friday, May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).
If we do not receive a properly completed and signed election form or an online election submission before the deadline noted above, all eligible stock options currently held by you will remain outstanding according to their existing terms.
If you have questions, please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below:
From within North America: 1-866-221-4118
From outside North America (other than Chile): 800-327-61460
From Chile: (201) 680-6875
TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)